PATRIOT TRANSPORTATION HOLDING, INC. S-8

 Exhibit 4.5

FIRST AMENDMENT

TO

PATRIOT TRANSPORTATION HOLDING, INC.

2014 EQUITY INCENTIVE PLAN

WHEREAS, Patriot Transportation Holding, Inc. (the “Company”) maintains the Patriot Transportation Holding, Inc. 2014 Equity Incentive Plan (the “Plan”); and

WHEREAS, Section 13 of the Plan provides that the Board of Directors of the Company (the “Board”) may at any time and from time to time and in any respect amend the Plan; and

WHEREAS, the Board desires to amend the Plan, effective as of November 28, 2018, to provide for an increase in the total shares of Common Stock that may be issued under the Plan and make such other changes to the Plan as are set forth below.

NOW, THEREFORE, the Plan is hereby amended effective as of November 28, 2018, and contingent upon the approval of the Company’s shareholders, as follows:

1.	The following definition set forth in Section 2 of the Plan is hereby replaced in its entirety by the following:

“Award” means any right granted under the Plan, including an Incentive Stock Option, a Non-qualified Stock Option, a Stock Appreciation Right, a Restricted Stock Award, a Stock Grant Award or a Performance Share Award.

2.	Section 2 of the Plan is hereby amended to add the following definition to be included in the alphabetical order of the definitions:

“Incentive Stock Option” means an Option granted under the Plan that is intended to be, and qualifies as, an "incentive stock option" within the meaning of Section 422 of the Code.

“Stock Grant Award” means a right granted to a Participant under Section 7.5.

3.	Section 4.1 of the Plan is hereby replaced in its entirety by the following:

4.1	Subject to adjustment in accordance with Section 11, a total of 550,000 shares of Common Stock shall be available for the grant of Awards under the Plan; provided that, no more than 50,000 shares of Common Stock may be granted as Incentive Stock Options. During the terms of the Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Awards.

4.	Section 4.3 of the Plan is hereby replaced in its entirety by the following:

4.3	Subject to adjustment in accordance with Section 11, no Participant shall be granted, during any one (1) year period, Options to purchase Common Stock and Stock Appreciation Rights with respect to more than 100,000 shares of Common Stock in the aggregate or any other Awards with respect to more than 100,000 shares of Common Stock in the aggregate. If an Award is to be settled in cash, the number of shares of Common Stock on which the Award is based shall not count toward the individual share limit set forth in this Section 4. Subject to adjustment in accordance with Section 11, no Non-Employee Director shall be granted, during any one (1) year period, awards with respect to more than 25,000 shares of Common Stock in the aggregate.

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5.	Section 4.4 of the Plan is hereby replaced in its entirety by the following:

4.4	Subject to adjustment in accordance with Section 11, no Participant shall be granted, during any one (1) year period, Options to purchase Common Stock and Stock Appreciation Rights with respect to more than 100,000 shares of Common Stock in the aggregate or any other Awards with respect to more than 100,000 shares of Common Stock in the aggregate. If an Award is to be settled in cash, the number of shares of Common Stock on which the Award is based shall not count toward the individual share limit set forth in this Section 4. Subject to adjustment in accordance with Section 11, no Non-Employee Director shall be granted, during any one (1) year period, awards with respect to more than 25,000 shares of Common Stock in the aggregate.

6.	The following Section 7.5 shall be added to the Plan:

7.5	Stock Grants. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Stock Awards to one or more Participants upon such terms and conditions, and in such amounts, as shall be determined by the Committee. A Stock Grant Award grants the Participant the right to receive (or purchase at such price as determined by the Committee) a designated number of shares of Common Stock free of any vesting restrictions. The purchase price, if any, for a Stock Grant Award shall be payable in cash or other form of consideration acceptable to the Committee. A Stock Grant Award may be granted or sold as described in the preceding sentence in respect of past services or other valid consideration, or in lieu of any cash compensation due to such Participant.

7.	Except as specifically amended herein, the terms of the Plan shall continue in full force and effect.

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IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed by a duly authorized officer, effective as of November 28, 2018.

PATRIOT TRANSPORTATION HOLDING, INC.

By:	/s/ Robert E. Sandlin
Robert E. Sandlin
President, Chief Executive Officer
and Director

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